KKR REAL ESTATE FINANCE TRUST INC. REPORTS
SECOND QUARTER 2026 FINANCIAL RESULTS

New York, NY, July 21, 2026 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter ended June 30, 2026.

Reported net loss attributable to common stockholders of ($121.8) million, or ($1.95) per diluted share of common stock, for the three months ended June 30, 2026, compared to net loss attributable to common stockholders of ($61.9) million, or ($0.96) per diluted share of common stock, for the three months ended March 31, 2026.

Reported Distributable Loss of ($36.4) million, or ($0.58) per diluted share of common stock, for the three months ended June 30, 2026, compared to Distributable Loss of ($4.1) million, or ($0.06) per diluted share of common stock, for the three months ended March 31, 2026.

Second Quarter 2026 Highlights

•$721.6 million liquidity position, including $83.1 million of cash, $254.8 million of loan principal repayments held by a servicer and $350.0 million of undrawn capacity on our corporate revolving credit agreement as of June 30, 2026
•Originated and funded $348.6 million and $328.3 million, respectively, relating to three floating-rate senior loans, with a weighted average appraised loan-to-value ratio ("LTV")(1) of 58% and coupon of 2.8% over the applicable benchmark; and funded $31.1 million in loan principal for existing loans
•Received $806.6 million in loan repayments, including $784.2 million in full repayments across five loans
•Current loan portfolio of $4.5 billion:
•98% floating rate with a weighted average unlevered all-in yield(2) of 6.8% as of June 30, 2026
•Multifamily and industrial assets represent 60% of the loan portfolio
•Weighted average LTV at origination of 66%
•Average risk rating of the loan portfolio was 3.3, weighted by outstanding principal amount
•Resolved two watchlist loans; including a risk-rated 5 loan by taking title to a life science property in Boston, MA, and a risk-rated 4 loan in Georgetown, TX through a repayment
•Entered into two non-mark-to-market facilities in Europe with commitments of €115 million and £99 million, respectively
•Diversified financing sources totaling $7.0 billion with $2.6 billion of undrawn capacity:
•79% of secured financing is fully non-mark-to-market and the remaining balance is mark-to-credit only
•No final facility maturities until 2027 and no corporate debt due until 2030
•Repurchased 5.7 million shares at an average price per share of $6.63 for a total of $38.0 million
•Common book value of $604.0 million, or $10.24 per share, as of June 30, 2026, inclusive of a loan loss allowance that increased by $119.8 million, or ($1.92) per share, for the three months ended June 30, 2026 primarily due to additional reserves for risk-rated 5 and held-for-sale loans

Matt Salem, Chief Executive Officer of KREF, said “As the Board undertakes its review of strategic alternatives, management remains focused on executing the action plan that we established at the beginning of the year. We have made substantial progress repositioning the portfolio and generating liquidity through repayments and asset resolutions.”

Patrick Mattson, President and Chief Operating Officer of KREF, added: “Our capital position continues to provide meaningful flexibility. With over $700 million of liquidity, more than $2 billion of expected repayments this year, and predominantly non-mark-to-market financing, we believe we are well positioned to navigate the action plan.”

(1)    LTV is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. Weighted average LTV excludes loans with a risk rating of 5.
(2)    All-in yield includes amortization of deferred origination fees, loan origination costs and purchase discounts.

Second Quarter 2026 Loan Originations

The Company committed capital and funded the following floating-rate loans ($ in thousands):

Description/Location	Property Type	Month Originated	Committed Principal Amount	Initial Principal Funded	Coupon		Maturity Date(A)	LTV
Senior Loan, Various, Spain(B)	Multifamily	April 2026	$158,367	$138,106	+	2.9%	May 2031	49%
Senior Loan, Los Angeles, CA(C)	Multifamily	April 2026	153,990	153,990	+	2.8	October 2026	70
Senior Loan, Various, CA(D)	Office	April 2026	36,250	36,250	+	2.6	April 2031	48
Total/Weighted Average			$348,607	$328,346	+	2.8%		58%

(A)    Maturity date assumes all extension options are exercised, if applicable.
(B)    Loan size is €135.2 million in local currency. The total whole loan is $593.0 million, or €506.4 million, co-originated and co-funded by KREF and KKR affiliates. The Company's interest was 27% of the loan.
(C)    Loan secured by the borrower's ownership interest in an underlying mortgage loan.
(D)    The total whole loan is $72.5 million, co-originated and co-funded by KREF and KKR affiliates. The Company's interest was 50% of the loan.

Portfolio Summary

The following table sets forth certain information regarding the Company’s portfolio as of June 30, 2026 ($ in millions):

Investment	Committed Principal / Investment Amount	Outstanding Principal / Investment Amount	Carrying Value(A)	Net Equity(B)	Max Remaining Term (Years)(C)(D)	Weighted Average LTV(D)
Senior Loans	$4,860.7	$4,500.7	$4,151.6	$1,460.3	1.9	66%
Real Estate Assets(E)	648.3	648.3	648.3	524.7	n.a.	n.a.
CMBS Investments	91.2	85.0	85.0	85.0	5.8	55%
Other Investments	14.7	14.7	14.7	14.7	n.a.	n.a.
Total/Weighted Average	$5,614.8	$5,248.7	$4,899.6	$2,084.8	1.9	66%

(A)    For loans held-for-investment, carrying value represents the amortized cost, net of applicable allowance for credit losses; for loans held-for-sale, carrying value represents the lower of amortized cost or fair value.
(B)    Net equity reflects (i) the amortized cost basis of our held-for-investment loans, net of borrowings; (ii) the lower of amortized cost or fair value of our held-for-sale loans, net of borrowings; (iii) real estate assets, net of borrowings and noncontrolling interests; (iv) fair value of CMBS investments; and (v) the investment amount of equity method investments, net of borrowings.
(C)    Max remaining term (years) assumes all extension options are exercised, if applicable.
(D)    Weighted by outstanding principal amount for senior loans and the investment amount for CMBS investments. Weighted average LTV excludes loans with a risk rating of 5.
(E)    Real estate assets include real estate owned, net of noncontrolling interests, and equity method investments.

Non-GAAP Financial Measures

Reconciliation of Distributable Earnings (Loss) to Net Income (Loss) Attributable to Common Stockholders

The tables below reconcile Distributable Earnings (Loss) and related diluted per share amounts to net income (loss) attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025 ($ in thousands, except per share data):

	Three Months Ended
	June 30, 2026	Per Diluted Share(A)	March 31, 2026	Per Diluted Share(A)	June 30, 2025	Per Diluted Share(A)
Net Income (Loss) Attributable to Common Stockholders	$(121,794)	$(1.95)	$(61,881)	$(0.96)	$(35,425)	$(0.53)
Adjustments
Non-cash equity compensation expense	1,899	0.03	1,808	0.03	2,141	0.03
Depreciation and amortization	1,564	0.03	1,358	0.02	740	0.01
Unrealized (gain) loss on investments	1,675	0.03	(164)	—	238	—
Unrealized (gain) loss on foreign currency translation	(2,547)	(0.04)	5,377	0.08	—	—
Unrealized (gain) loss on foreign currency forward contracts	5,333	0.09	(6,853)	(0.11)	—	—
Provision for loan losses, net	119,839	1.92	73,541	1.14	49,848	0.74
(Gain) loss on sale of real estate owned	—	—	—	—	(1,192)	(0.02)
Distributable Earnings before realized losses	$5,969	$0.10	$13,186	$0.20	$16,350	$0.24
Realized loss on loan write-offs	(42,337)	(0.68)	(17,292)	(0.27)	(20,434)	(0.30)
Realized gain (loss) on sale of real estate owned	—	—	—	—	1,192	0.02
Distributable Earnings (Loss)	$(36,368)	$(0.58)	$(4,106)	$(0.06)	$(2,892)	$(0.04)
Diluted weighted average common shares outstanding	62,463,168		64,673,125		67,191,309

(A)    Per share amounts presented may not foot due to rounding.

Subsequent Events

In July 2026, the Company repurchased 1,397,265 shares at an average price per share of $7.24 for a total of $10.2 million.

In July 2026, the Company exercised an optional redemption of KREF 2022-FL3, a CRE CLO, and refinanced the remaining underlying loans under an existing secured financing agreement.

Strategic Review

The Company announced that the Board of Directors has established a strategic review committee to initiate a review of possible strategic alternatives for the Company to enhance shareholder value, which may include the sale of the Company or its assets, a merger or other strategic transaction, as well as the continuation of its business plan, as currently conducted or with modifications. There is no assurance that this exploration of strategic alternatives will result in any transaction or change in business plan. The Company has not set a definitive timetable for the completion of its review and does not intend to discuss or disclose further developments during this process until its review is complete.

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, July 22, 2026 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s second quarter 2026 earnings teleconference call should dial from the U.S., (800) 715-9871, or from outside the U.S., +1 (646) 307-1963, shortly before 10:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; pass code 7308915. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (800) 770-2030 and callers from outside the U.S. should dial +1 (609) 800-9909, pass code 7308915.

Webcast:

The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.

Supplemental Information

The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the quarter ended June 30, 2026 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires transitional senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with a 50-year history of leadership, innovation and investment excellence and $757.9 billion of assets under management as of March 31, 2026.

Additional information can be found on the Company’s website at www.kkrreit.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic, competitive, and other conditions in the United States and in any foreign jurisdictions in which we invest; global economic trends and conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, fluctuations in interest rates and credit spreads, labor shortages, currency fluctuations and challenges in global supply chains; deterioration in the performance of the properties securing our investments; difficulty accessing financing or raising capital; and the risks, uncertainties and factors set forth under Part I-Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:

Jack Switala

Tel: 212-763-9048

kref-ir@kkr.com

Media:

Brooke Rustad

Tel: 646-823-0893

media@kkr.com

Definitions:

“Loan-to-value ratio”: Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. For the CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

“Distributable Earnings”: Distributable Earnings, a measure that is not prepared in accordance with GAAP, is a key indicator of the Company's ability to generate sufficient income to pay its quarterly dividends and in determining the amount of such dividends, which is the primary focus of yield/income investors who comprise a significant portion of the Company’s investor base. Accordingly, the Company believes providing Distributable Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to its stockholders in assessing the overall performance of the Company’s business.

The Company defines Distributable Earnings as net income (loss) attributable to common stockholders or, without duplication, owners of the Company’s subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items agreed upon after discussions between the Company’s manager and board of directors and after approval by a majority of the Company’s independent directors. The exclusion of depreciation and amortization from the calculation of Distributable Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments.

Distributable Earnings should not be considered as a substitute for GAAP net income or taxable income. The Company cautions readers that its methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Distributable Earnings may not be comparable to similar measures presented by other REITs.